EXHIBIT 99.1

● Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations, 303-293-9100

Bill Barrett Corporation CFO

Leaving for Start-up

DENVER – October 16, 2006 – Bill Barrett Corporation (NYSE: BBG) announced that its Chief Financial Officer, Thomas B. Tyree, Jr., has informed the Company that he is resigning effective November 17, 2006 to begin a new oil and gas venture. Mr. Tyree stated, “This was an extremely difficult decision to make, but an opportunity to be a founder of a new company was too hard to pass up. I have thoroughly enjoyed my time working with the exceptional employees, management and the Board of Bill Barrett Corporation, and I look forward to following the Company as a stockholder.” Fred Barrett, Chief Executive Officer and Chairman, said, “Tom was a great help to the Company during a period of tremendous growth and through the transition from a private to a public company. Tom’s hard work and integrity leave us well positioned as we work toward our goal of becoming the premier Rockies exploration and production company. We wish Tom well with his new venture.”

The Company and Audit Committee of the Board are in the process of reviewing candidates to fill Mr. Tyree’s position upon the effectiveness of his resignation.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in projects in nine basins and the overthrust belt in the U.S. Rocky Mountains. The Company trades publicly under the symbol BBG on the New York Stock Exchange. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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